Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy XXI (Bermuda) Limited of our reports dated August 15, 2011 with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited and subsidiaries as of June 30, 2011 and 2010, and for each of the three fiscal years in the period ended June 30, 2011, and to the effectiveness of Energy XXI (Bermuda) Limited and subsidiaries’ internal control over financial reporting as of June 30, 2011, which appear in the Annual Report on Form 10-K of Energy XXI (Bermuda) Limited for the year ended June 30, 2011.

/s/ UHY LLP

Houston, Texas
September 30, 2011